Exhibit 19

AVIDBANK & AVIDBANK HOLDINGS Policy

Policy Name:	Insider Trading Policy
Entity Coverage:	Avidbank Holdings, Inc. and Avidbank
Approving Committee:	Audit Committee
Management Review:	Risk Oversight Committee
Prepared by (Author):	Victor DeMarco, General Counsel
Executive Owner:	General Counsel
Issuing Group:	Legal
Effective Date:	September 16, 2025
Previous Approval Date:	April 15, 2025

Revision Summary:
● Added clarification to define insiders which includes household and family members

Insider Trading Policy	Avidbank

INSIDER TRADING POLICY

SCOPE

This Insider Trading Policy (“Policy”) contains guidelines to all employees, officers and directors of Avidbank Holdings, Inc. (the “Company”) and Avidbank (the “Bank”), and certain additional persons described below who have access to material non-public information (collectively, “Insiders”), with respect to transactions in the Company’s securities1. The Company has adopted this policy to help prevent insider trading and to assist the Company’s and Bank’s Insiders in complying with their obligations under applicable federal securities laws. Each Insider is individually responsible for understanding and complying with this Policy. “Company” shall refer to the Company and the Bank unless the context indicates otherwise.

POLICY STATEMENT

The federal securities laws prohibit any Insider from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from the unauthorized disclosure of material nonpublic information to others who might trade on the basis of that information. These laws impose severe sanctions on individuals who violate them and may impose large fines on the Company if the Company fails to take appropriate steps to prevent it (so-called “controlling person” liability).

This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping the Company and the Bank:

●	prevent inadvertent violations of the insider trading laws;

●	avoid even the appearance of impropriety on the part of Insiders;

●	fulfill our obligation to educate and reasonably supervise the activities of Insiders who own or trade in the Company’s securities;

●	protect the Company, the Bank and Insiders from controlling person liability; and

●	protect the reputations of the Company, the Bank and Insiders.

MATERIAL NONPUBLIC INFORMATION

Information about the Company and/or the Bank is “material” if it could reasonably be expected to affect the investment or voting decisions of a shareholder or investor. Similarly, information about the Company and/or the Bank is “material” if its disclosure could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company and Bank and affect investor views. In simple terms, material information is any type of information that could reasonably be expected to affect the price of the Company’s Securities. Both positive and negative information may be material.

1 The law defines “securities” broadly to include common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, restricted stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities

Insider Trading Policy	Avidbank

This Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company or its business that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Company’s General Counsel. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

a.	significant developments regarding the loan portfolio, deposits, products, customers, contracts or financing sources;

b.	potential collaboration discussions or information about an unannounced new collaboration, financing or other similar deals;

c.	projections of future earnings or losses, or other earnings guidance;

d.	earnings, dividends, or revenue that are inconsistent with the consensus expectations of the investment community;

e.	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

f.	pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;

g.	changes in senior management or the Board;

h.	significant actual or threatened litigation or governmental investigations or major developments in such matters;

i.	a significant cybersecurity incident, such as a data breach, or any other incident leading to a significant disruption in the Company’s operations;

j.	changes in dividend policy, declarations of stock splits, public or private sales of additional securities, or establishment of a repurchase program for Company securities;

k.	potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies;

l.	An impending bankruptcy filing, an impending insolvency action, or the existence of severe liquidity problems or receiverships; or

m.	Imposition of any event-specific restrictions on trading securities of the Company or any other company, or the extension or termination of any such trading restrictions.

Insider Trading Policy	Avidbank

In some situations, the above events may not be material and in others, consultation with the General Counsel may help you determine that it has been publicly disclosed. In each situation, you should carefully consider and seek advice to determine their materiality (although some determinations will be reached more easily than others). For example, some new contracts may clearly be material to one company and not to a much larger company with multiple contracts; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material. You can look to our public press releases on the Company’s website (https://ir.avidbank.com/latest-news/) to confirm recent disclosures.

The SEC has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Securities.

Material information is “nonpublic” when it is not generally available to investors. The rationale is to provide all investors with an equal opportunity to access material information when making investment decisions. To claim information is “public,” the Company must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means (such as a pre-announced webcast presentation) that are reasonably designed to provide broad public access.

Information is not considered public as soon as it is disclosed. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to access and absorb the information that has been disclosed. See Blackout Periods below.

POLICY

1.	Prohibition On Trading While Aware Of Material Nonpublic Information; Prohibition On Tipping Others

a.	This Policy applies to:

i.	all members of the board of directors (the “Board”), officers, employees and consultants, as well as to all affiliates of such persons (“Affiliates”), which include:

ii.	spouses, children, significant others, and/or other family members, in each case, living in the same household as, or are financially dependent on, the Insider; and

iii.

all trusts, family partnerships and other types of entities formed for an Insider’s benefit or for the benefit of a member of an Insider’s family over which the Insider has the ability to influence or direct investment decisions concerning securities;

iv.	All persons who execute trades on behalf of an Insider, e.g., the Insider’s stockbroker;

Insider Trading Policy	Avidbank

v.

all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities for which the Insider has the ability to influence or direct investment decisions concerning securities. Please note that the Insider Trading Procedures (as defined below) do not apply to entities that engage in the investment of securities in the ordinary course of its business (e.g., mutual funds, an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

b.	No person described in Section 2(a) above may:

i.	purchase, sell, pledge, or donate any securities of the Company while he or she is aware of any material nonpublic information concerning the Company;

ii.	disclose to any other person any material nonpublic information concerning the Company, whether positive or negative, to anyone else (commonly known as “tipping”);

iii.

purchase, sell, pledge, or donate any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director or employee of the Company; or

iv.

disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a director or employee of the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling securities of such other company.

c.

The prohibition on purchases, sales, pledges, and gifts of Company securities while aware of material nonpublic information concerning the Company does not apply to a transaction pursuant to a Rule 10b5-1 trading plan which complies with Section 2(c) of this insider trading policy.

2.	Blackout Periods

a.

Members of our Board and our executive officers are deemed to have access to all “inside information” under insider trading laws. Other officers, employees and consultants may also require regular access to “inside information” in performing their work. For this reason and for their protection, additional trading procedures apply to these directors, officers, employees and consultants. We will notify all members of the Board, officers and designated employees and consultants that they are subject to the additional trading procedures (“Insider Trading Procedures”), which are set forth in Section 1 of this Policy. All Insiders must comply with these Insider Trading Procedures.

Insider Trading Policy	Avidbank

b.

These Insider Trading Procedures establish trading blackout period restrictions, trading window periods, and pre-clearance requirements.  Insiders covered by the Insider Trading Procedures as well as spouses, children, significant others, and/or other family members, in each case, living in the same household as, or are financially dependent on, the Insider will be restricted from trading in the Company’s securities during blackout periods. Additionally, Insiders covered by the Insider Trading Procedures will be required to pre-clear all transactions involving the Company’s securities. You will be notified if you are an Insider and required to comply with the Insider Trading Procedures. Following are the Company’s Blackout Periods:

i.	beginning two weeks prior to each quarter-end and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter or year-end;

ii.

beginning at the time of any public earnings-related announcement or public announcement of a significant corporate transaction or event and ending upon the completion of the second full trading day after such announcement; or

iii.

during such other periods as may be established from time to time by the Board, the Chief Executive Officer, or the Chief Financial Officer in light of particular events or developments affecting the Company.

c.

In addition, no person covered by the Blackout Period restrictions shall inform a person not covered thereby that a Blackout Period imposed as a result of particular events or developments is in effect. The Policy prohibitions on purchases, sales, pledges, and gifts of Company securities during Blackout Periods do not apply to:

i.	purchases made under any employee stock purchase plan which may be operated by the Company; provided, however, that the securities so acquired may not be sold during a Blackout Period;

ii.	exercises of employee stock options when payment of the exercise price is made solely in cash to the Company;

iii.

the withholding by the Company of shares of stock upon vesting of securities to satisfy applicable tax withholding requirements if (i) such withholding is required by the applicable plan or award agreement or (ii) the election to exercise such tax withholding right was made by the Insider in compliance with the Insider Trading Procedures;

iv.	purchases of securities from the Company or sales, pledges, or gifts of securities to the Company; and

v.

purchases or sales made pursuant to a binding written contract, written plan or specific instruction (a “Trading Plan”) which is adopted and operated in compliance with Rule 10b5-1; provided such Trading Plan: (1) is in writing; (2) was submitted to the Company for review by the Company prior to its adoption; (3) was not adopted during a Blackout Period; and (4) otherwise complies with the requirements of Rule 10b5-1; and provided further that if such Trading Plan provides for trades to occur only once per quarter or less frequently (other than a Trading Plan that relates solely to the immediate sale of shares acquired under an employee stock purchase plan) such Trading Plan may not provide for trades to occur during a regularly scheduled quarter-end Blackout Period.

d.	The Policy prohibitions on insider trading do apply to:

i.

sale of securities on or after the exercise of any employee stock option (either outright or in connection with a “cashless” exercise transaction through a broker or otherwise through a sale into the market); and

Insider Trading Policy	Avidbank

ii.

exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case, that involve a market sale of the Company’s securities.

3.	Notice Of Securities Transactions

a.	This Section 3 applies to the following persons of the Company and the Bank:

i.	all Directors;

ii.	all executive officers;

iii.	all family members of Directors and executive officers who share the same address as, or are financially dependent on, the Director and executive officers; and

iv.	all corporations, partnerships, trusts, or other entities owned or controlled by any of the above persons.

b.

No person covered by this Section 3 may purchase, sell, gift, pledge, or otherwise acquire or dispose of securities of the Company, other than in an exempt transaction (as defined below), unless he or she notifies and receives approval from the Company’s General Counsel at least two business days prior to such transaction. An “exempt transaction” shall mean:

i.	an acquisition of shares of Company common stock pursuant to an employee stock purchase plan under Section 423 of the Internal Revenue Code;

ii.	a transaction under a Qualified Plan or Excess Benefit Plan (as defined in Rule 16b- 3 under the Securities Exchange Act of 1934) that is exempt under paragraph (c) of such Rule;

iii.	an acquisition of Company securities pursuant to a stock split, stock dividend or pro rata distribution to Company shareholders; and

iv.	an acquisition or disposition of Company securities pursuant to a domestic relations order, as defined in the Internal Revenue Code.

c.

Each person covered by this Section 3 shall also notify the Company’s General Counsel of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company, other than an exempt transaction, as soon as possible following the transaction, but in any event within one business day after the transaction. This notification, which may be oral, in writing or via e-mail, should describe the type of transaction that occurred (an open market purchase, a privately negotiated sale, an option exercise, etc.), the date of the transaction, the number of shares covered by the transaction, the purchase or sale price (if applicable), and by whom the transaction was effected, e.g., by the Insider or by a relative or affiliated entity. A purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it; in the case of an open market purchase or sale, this occurs when the trade is executed (not when it settles).

Insider Trading Policy	Avidbank

4.	Other Prohibitions On Trading Activities

a.	No person covered by this Policy may engage in any of the following types of transactions:

i.	short sales of Company securities;

ii.	hedging of Company securities; or

iii.

purchases or sales of puts or calls on Company securities for speculative or other purposes or any other transactions that hedge or offset (or are designed to hedge or offset) any decrease in the market value of securities that are granted as compensated or otherwise held directly or indirectly by any person covered in this Section 4 or any of their designees.

5.	Post-Termination Responsibilities

In the event that an Insider leaves the Company for any reason, this Policy, including, if applicable, the Insider Trading Procedures, will continue to apply to such Insider and his or her Affiliates until the completion of one full Trading Day (as defined below) after any material nonpublic information known to such Insider has become public or is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which the primary national securities exchange or exchanges and/or over-the-counter market or markets on which securities of the Company are listed or traded are open for trading.

6.	Penalties for Violations

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including employment termination.

7.	Company Assistance and Education

a.

The Company shall take reasonable steps designed to ensure that all members of the Board, officers and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading, and such persons shall be required to certify their understanding of, and intent to comply with, this Policy.

b.

The Company shall provide reasonable assistance, as requested, to all members of the Board and executive officers in connection with their filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility and liability for timely filing of such forms remain with each director and executive officer.

ROLES AND RESPONSIBILITIES

Adherence to this Policy is incumbent upon all Insiders of the Company and Bank. The Company’s General Counsel will manage this Policy and update as needed. Any updates to this Policy will be approved by the Board.

Insider Trading Policy	Avidbank

EXCEPTION REQUIREMENTS

There may be times that business operations require certain exceptions to be made to this Policy. All requests for any exception to this Policy must be submitted to the General Counsel for thorough review, consideration and approval. Following the General Counsel’s approval of an exception, an exception notification must be submitted to the Company’s Audit Committee for final review if deemed necessary by executive management.

REVISION HISTORY2

●	March 2020
●	April 2021
●	September 2023
●	December 2024
●	April 2025

2 Delete before posting on the Company’s website